UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Adoption of Amended and Restated Executive Severance Plan
On December 30, 2022, the Board of Directors of HF Foods Group Inc. (the “Company”), adopted and approved the Amended and Restated HF Foods Group Inc. Severance Plan (the “Severance Plan”), effective December 30, 2022, which is an amendment and restatement of the plan previously approved by the Company’s Board of Directors on August 2, 2021. The Severance Plan is for employees of the Company at the level of Vice President or above, including the Company’s executive officers. Generally, the Severance Plan provides for severance payments to certain executives and employees eligible to participate on a termination of employment without “cause” (as defined) or by the individual for “good reason” as defined, with different severance payments depending on the title of the individual and whether or not the termination occurred during the period beginning 6 months before through 12 months after a “change in control” (as defined in the Severance Plan).
For the Chief Executive Officer and Key Executives other than the Chief Executive Officer, the Severance Plan increases the amount of severance payable in the six months prior to or the 12 months after a Change in Control (as defined in the Severance Plan) from the base salary multiplied by two to the base salary multiplied by three. The Change in Control severance will be paid in 36 equal monthly installments. The Severance Plan defines “Key Executives” as the Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Compliance Officer, each individual classified as Executive Vice President by the Company and each other executive officer of the Company designated a Key Executive by a committee comprised of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.
The policy that previously applied to Vice Presidents under the Severance Plan as amended now is stated to also apply to Senior Vice Presidents.
The Company amended the definition of “Cause” and added a 15-day cure period for certain triggers of Cause, as more fully set forth in the Severance Plan.
The Severance Plan was amended to provide that if any eligible employee would receive payments that would be treated as “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the eligible employee will receive the “greater of” the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Code.
The Severance Plan was also amended to prohibit (i) the amendment of the Severance Plan that causes an individual or group of individuals to cease to be eligible, unless communicated to the affected individual(s) in writing at least six months prior to the effective date, and (ii) the amendment or termination of the Severance Plan within 12 months following a change in control, to the extent such amendment would reduce the benefits under the Severance Plan, impair an employee’s eligibility, or impose additional requirements on an employee’s right to receive benefits, unless the individual consents in writing. The above description is a summary of the terms of the amendments to the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Exhibits
10.1	HF Foods Group Inc. Amended and Restated Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: January 5, 2023	/s/ Carlos Rodriguez
Carlos Rodriguez
Chief Financial Officer